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                                                                    EXHIBIT 10.3


                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of November 1, 2000 by and between ALTERRA HEALTHCARE CORPORATION, a Delaware corporation, with offices at 10000 Innovation Drive, Milwaukee, Wisconsin 53226 (the "Company"), and MARK W. OHLENDORF, residing at 30868 West Overlook Court, Pewaukee, Wisconsin 53072 (the "Executive").

         WHEREAS, the Executive currently serves as the Chief Financial Officer of the Company, pursuant to an Employment Agreement, dated as of October 23, 1997 (the "Prior Agreement"); and

         WHEREAS, the Company wishes the Executive to continue to serve in that position, and the Executive is willing to do so;

         NOW THEREFORE, in consideration of the mutual promises and agreements set forth below, the Company and the Executive agree as follows:

     1. Term. The Company agrees to employ the Executive and the Executive agrees to serve, on the terms and conditions set forth herein, for a period commencing as of November 1, 2000 and ending on December 31, 2003 ("Original Term"), unless earlier terminated pursuant to the terms hereof; provided, however, that this Agreement will automatically renew for an additional year on January 1, 2004 and on each January 1 thereafter (each such extended period, the "Renewal Term"), unless and until either party gives notice to the other party that such party does not wish to renew this Agreement at least one hundred eighty (180) days prior to the expiration of the then applicable Original Term or Renewal Term. The period during which Executive is employed hereunder (including any applicable Renewal Terms) is hereinafter referred to as the "Employment Period."

     2. Title; Duties and Services; Location.

         (a) The Executive shall serve as the Chief Financial Officer of the Company, shall report directly to the President of the Company and shall have the duties, responsibilities and authority associated with that position during the term of the Prior Agreement together with such duties, responsibilities and authority as may be from time to time assigned to him by the President of the Company. At no time shall the Executive be requested to perform duties that are not commensurate with his status as the Company's Chief Financial Officer; provided, however, that at the request of the President, and without additional consideration, the Executive shall serve as a director, executive officer, trustee or agent for the Company and its affiliates so long as he continues as Chief Financial Officer of the Company. During the Employment Period, and excluding any periods of disability or of vacation and sick leave to which Executive is entitled, Executive agrees to devote substantially all of his business time, efforts and skills to the business and affairs of the



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Company. It shall not be a violation of this Agreement for Executive to (A)
serve on civic or charitable boards or committees, (B) fulfill speaking engagements and (C) manage personal investments, so long as such activities, individually or in the aggregate, do not interfere with the performance of Executive's responsibilities as an employee of the Company in accordance with this Agreement (other than occasional interference of a minor and insignificant nature).

         (b) Executive's location of employment shall be at the Company's principal executive offices in Milwaukee, Wisconsin; provided, however, that the Company may not transfer Employee to any other location without Executive's prior written consent unless the transfer is at the Company's expense and results from the relocation of the Company's principal executive offices and the actual relocation thereto of other executive officers of the Company holding positions and responsibilities comparable to those of Executive.

     3. Compensation and Benefits.

         (a) Base Salary. As compensation for his services hereunder, the Company agrees to pay the Executive a base salary (the "Base Salary") at the annual rate of (i) three hundred twenty-five thousand dollars ($325,000) per year for the remaining two calendar months of 2000 and for all of calendar 2001;
(ii) three hundred forty thousand dollars ($340,000) per year for calendar 2002; and (iii) three hundred fifty thousand dollars ($350,000) per year for calendar 2003. If the Agreement shall extend beyond the Original Term, the Base Salary shall be as established by the Compensation Committee (the "Compensation Committee") of the Board of Directors of the Company (the "Board"), but shall in no event be less than $10,000 more than the Base Salary for the immediately preceding calendar year. Base Salary shall be payable in accordance with the Company's regular payroll practices.

         (b) Incentive Bonus. The Company shall pay Executive an "Incentive Bonus" for calendar year 2000 in the amount of $125,000.00, which amount shall be payable upon the execution and delivery of this Agreement by Executive and the Company and which amount shall be repaid by the Executive to the Company (and, if not repaid, setoff against any amounts then payable to Executive by the Company) if the Executive voluntarily terminates his employment with the Company (but excluding for this purpose a termination for Good Reason (hereinafter defined) or as a result of death or Disability (hereinafter defined)) on or before May 31, 2001. For each calendar year of the Employment Period commencing in 2001, the Company shall pay Executive, in addition to his Base Salary, an incentive bonus (the "Incentive Bonus") for performance during such calendar year, payable in the following calendar year, in accordance with the terms of an incentive plan to be established by the Compensation Committee of the Board, which terms shall be consistent with those set forth in the Incentive Bonus Program for Executive approved by the Compensation Committee simultaneously with its approval of this Agreement (the "Bonus Program"), as amended from year to year by the Company and Executive, the components of which plan shall include:


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                  (i)      a component that shall provide that 50% of such
                           Incentive Bonus (assuming achievement of 100% of the targeted objectives) shall be based upon the Company's achievement of specified cash flow objectives for such calendar year as agreed upon by the Compensation Committee and Executive, the details of such objectives for 2001 being set forth in the Bonus Program;

                  (ii) a component that shall provide that 25% of such Incentive Bonus (assuming achievement of 100% of the targeted objectives) shall be based upon annual quality measurements for Executive to be agreed to by Executive and the Compensation Committee, the details of which objectives for 2001 being set forth in the Bonus Program; and

                  (iii) a component that shall provide that 25% of such Incentive Bonus shall be based solely upon the discretion of the Compensation Committee.

         (c) Other Benefit Plans and Fringe Benefits. The Executive shall be eligible to participate (subject to any applicable waiting periods) in all employee benefit plans (including, but not limited to, qualified and nonqualified pension, profit sharing and savings plans and medical, long-term disability and life insurance plans) maintained by the Company for the benefit of senior executives of the Company during the Employment Period and to receive all fringe benefits available generally to senior executives of the Company (provided, however, that the Company shall contribute for Executive's benefit, for calendar years 2001, 2002 and 2003 during the Original Term, at least $25,000.00 per calendar year, in the aggregate, to pension, profit sharing, retirement or other deferred compensation plans or programs in which Executive participates and; provided, further, that the Executive shall not participate in any bonus plan or stock-related benefit plan (including stock option grants) except to the extent provided for in Section 3(b) and Section 3(e) hereof, respectively). The Company shall be entitled, at its expense, to arrange for the purchase of "key man" insurance on the Executive's life in an amount determined by the Board, and the Executive shall reasonably cooperate with the Company in procuring such insurance.

         (d) Automobile Allowance. The Executive shall be entitled to receive an automobile allowance of six hundred dollars ($600) each month, payable in cash on a monthly basis without the need for the Executive to submit any documentation.

         (e) Stock Options and/or Equity-Related Compensation. Effective on or before February 9, 2001, the Compensation Committee of the Board of Directors of the Company shall grant the following, equity-related benefits to Executive pursuant to the Company's Amended and Restated 1995 Incentive Compensation Plan, as amended (the "Plan"). In connection with such anticipated grant, the Company represents that the Compensation Committee has approved (at a duly-called meeting or by unanimous written


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consent) the terms of this Employment Agreement including the provisions of this subparagraph (e) and that there are sufficient shares in the Plan to make the awards contemplated in this subparagraph (e), all other contracts entered into with other executives of the Company, and all other promised grants, whether such promises are in writing or otherwise:

                  (i) a nonqualified stock option (the "Option") for 500,000 shares of the Company's common stock, which
                           Option:

                           (A) shall be exercisable at a price equal to the closing sale price for the Common Stock as reported by the American Stock Exchange on the date of grant;

                           (B) shall vest with respect to 166,666 shares on October 31, 2001, with respect to an additional 166,667 shares on October 31, 2002, and with respect to the remaining 166,667 shares under the Option on October 31, 2003; provided, however, that if during the Employment Period but prior to the full vesting of the Option there is a Change in Control (hereinafter defined), the Option shall be deemed immediately and fully vested in its entirety upon such Change in Control; and

                           (C) shall expire (subject to the limitations on exercise and termination provisions contained in the Plan or as set forth in
                                    Section 5(f) hereof), if not previously
                                    exercised, at 5:00 p.m. Milwaukee time on the ten year anniversary of the date of grant; and

                  (ii) 75,980 shares of Restricted Stock (as defined in the Plan; the "Restricted Stock"), which Restricted Stock shall be subject to a Restriction Period (as defined in the Plan) commencing as of the date of grant and running through and until (A) October 31, 2001 with respect to 25,327 shares of Restricted Stock, (B) October 31, 2002, with respect to an additional 25,327 shares of Restricted Stock, and (C) October 31, 2003 with respect to the remaining 25,326 shares of Restricted Stock; provided, however, that if during the Employment Period but prior to the lapsing of the "Restriction Period" as to all shares of Restricted Stock there is a Change in Control, such Restriction Period shall be deemed to expire upon the date of such Change in Control as to all shares of Restricted Stock. As a condition to receiving this Restricted Stock award, Executive agrees to timely file with the Internal Revenue Service (within thirty
                           (30) days of the date of the award) an election pursuant to Section 83(b) of the


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                           Internal Revenue Code of 1986, as amended (the
                           "Code") to treat the awarding of Restricted Stock pursuant hereto as ordinary income in the year of such award irrespective of the risk of forfeiture associated with the restrictions upon such Restricted Stock. The Company shall supplement Executive's Base Salary in order to promptly reimburse Executive for the state and federal income tax to be paid by Executive for tax year 2000 or 2001 directly as a result of Executive making such Section 83(b) election.

Except as specified in this Agreement, the Option and Restricted Stock to be granted pursuant hereto shall otherwise be subject to the terms of the Plan and the Incentive Compensation Agreements entered into by the Company and Executive pursuant thereto in the form attached hereto as Exhibit 3(e)-1 and Exhibit 3(e)-2, respectively.

         (f) Expenses. The Executive shall be entitled to reimbursement for all reasonable travel and other out-of-pocket expenses incurred in the performance of his duties hereunder ("Reimbursable Expenses"), upon submission and approval of written statements and bills in accordance with the regular expense reimbursement policies and procedures of the Company applicable to senior executives.

         (g) Vacation/PTO. Notwithstanding anything to the contrary in the Company "PTO" plan: (i) for the remainder of calendar year 2000, Executive shall be entitled to take his accrued "PTO" days during calendar year 2000 and, to the extent not used by Executive in calendar year 2000 such accrued and unused PTO days as of December 31, 2000 (A) shall be paid out by the Company with respect to up to two (2) weeks (10 business days) of accrued PTO (at a weekly rate equal to the then applicable Base Salary divided by 52) and (B) to the extent of any remaining accrued PTO as of December 31, 2000, shall be accrued and available for use in future years and, upon termination of employment, paid out by the Company (at a weekly rate equal to the then applicable Base Salary divided by 52) and (ii) for each calendar year starting with 2001, Executive shall be entitled to five weeks (25 business days) of vacation and paid time off under the Company's "PTO" plan for each calendar year, and in the event Executive does not utilize all such five weeks during any calendar year, (A) Executive shall be paid for up to two weeks (10 business days) of such unused vacation/PTO at a weekly rate equal to the then applicable Base Salary divided by 52, and (B) the remaining unused days of vacation/PTO shall be deemed forfeited at the end of such calendar year.

     4. Termination.

         (a) For Death and Disability. The Executive's employment hereunder shall terminate upon his death, and may be terminated by the Company upon notice to Executive due to Disability. For purposes hereof, "Disability" shall mean a physical or mental incapacity that renders the Executive unable to substantially discharge his duties hereunder (i) for a period of one hundred and eighty (180) days, or (ii) for shorter



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consecutive periods aggregating one hundred and eighty (180) days in any period of three hundred and sixty five (365) days, or (iii) if, prior to the expiration of either such one hundred and eighty (180) day period, Executive's attending physician provides the Company with a written prognosis that the illness, injury or other incapacity that results in Executive's current disabled condition is reasonably expected to prevent Executive from fully discharging the substantial and material duties of his then current position of employment with the Company for a period of at least one hundred and eighty (180) days.

         (b) For Cause or Without Cause. The Company may terminate the Executive's employment hereunder at any time for Cause or without Cause. For purposes of this Agreement, "Cause" shall mean: (A) Executive's conviction of, or plea of guilty to, any act of fraud, misappropriation or embezzlement, or any felony, (B) gross negligence, gross misconduct or dishonest activities by the Executive in the discharge of his duties hereunder, or (C) the Executive's willful and continuous failure to substantially perform his duties hereunder (other than as a result of physical or mental illness) after written notice by the Company to the Executive of his failure, specifying the particular act or acts or failure to act that is the basis of such notice, and the Executive fails to substantially correct such breach within fourteen (14) business days of his receipt of such notice or (D) Executive's engaging in conduct or activities materially damaging to the Company, monetarily or otherwise after written notice by the Company to the Executive, specifying the particular act or acts or failure to act that is the basis of such notice, and the Executive fails to substantially correct such act or failure to act within fourteen (14) business days of his receipt of such notice (it being understood, however, that neither conduct nor activities pursuant to Executive's exercise of his good faith business judgment nor unintentional physical damage to any property of the Company by Executive shall be a ground for such determination by the Company). Prior to any termination hereunder by the Board for "Cause," Executive shall be given an opportunity to make a presentation (with, at Executive's option, his legal counsel) to the Board at a meeting of the Board. Following such meeting, the Board shall determine by at least a majority vote whether to terminate Executive's services for "Cause" pursuant to this Section and shall notify Executive in writing of its determination promptly, specifying, if so determined, a date of termination in such notice. A determination of Cause by the Board of Directors in circumstances in which "Cause," as defined above, does not exist, shall not be binding on Executive.

         (c) For Good Reason. The Executive may terminate his employment hereunder for "Good Reason." For purposes of this Agreement, "Good Reason" shall mean and shall be deemed to exist if, without the prior written consent or written waiver of the Executive, (i) the Executive is assigned duties or responsibilities by the Board or the President that are inconsistent in any material respect with the scope or nature of the duties and responsibilities associated with his title as Chief Financial Officer and, within ten (10) days following written notice by Executive to the Company of Executive's objection to such duties or responsibilities pursuant to this Section 4(c), the Board or the President has not withdrawn such assigned duties or responsibilities; (ii) the Executive's duties and responsibilities as Chief Financial Officer are significantly reduced by the Board or the President and, within ten (10) days following written notice by the Executive to the


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Company of Executive's objection to such reduction, the Board or the President fails to reinstate the Executive's duties and responsibilities so reduced; (iii) the Company's failure to substantially perform any material term or provision of this Agreement, after written notice by the Executive to the Company of such failure, specifying the particular act or acts or failure to act that is the basis of such notice, and the Company fails to substantially correct such breach within ten (10) days of its receipt of such notice, (iv) except as expressly permitted by Section 2(b) hereof, the Executive's office location is relocated to one that is more than fifty (50) miles from the location at which he was based immediately prior to the relocation, (v) during any consecutive twelve
(12) calendar month period during the Employment Period, Executive, on more than three (3) occasions, shall have given notice to the Company of matters referenced in clauses (i), (ii) or (iii) of this Section 4(c), which matters, but for the Company's subsequent corrective action or cure, would have constituted "Good Reason" pursuant to said clauses (i), (ii) or (iii) of this
Section 4(c) or (vi) the Company fails to obtain the full assumption of this Agreement by a successor corporation. Notwithstanding anything to the contrary in this Section 4(c), to the extent that Executive's duties and responsibilities are increased or expanded during the interim period following the resignation of Mr. Lasky as President and Chief Executive Officer and the Company's hiring of a successor (such person, a "Permanent CEO") to Mr. Lasky (such increase or expansion of duties or responsibilities, "Expanded Interim Authority"), no reduction or limitation of such Expanded Interim Authority following the hiring of a Permanent CEO will constitute "Good Reason" hereunder.

         (d) Voluntary Termination. Executive may terminate his employment hereunder by electing to voluntarily resign by giving as least thirty (30) days' advanced notice thereof to the Company.

     5. Compensation upon Termination.

         (a) Accrued Payments Payable Upon Termination. In the event of termination of Executive's employment for any reason, including without limitation, for Cause, the Executive shall be entitled to receive (i) any accrued but unpaid Base Salary through such date of termination, (ii) any amounts due but unpaid for any prior completed fiscal year, including any Incentive Bonus actually awarded for such year, and (iii) any unpaid travel and other out-of-pocket expenses previously and reasonably incurred in the performance of his duties hereunder ("Reimbursable Expenses"). Any such Base Salary and/or Reimbursable Expenses shall be promptly paid in a lump sum in cash; any Incentive Bonus due shall be paid at the same time and in the same manner as Incentive Bonuses are paid generally to other executives of the Company for such fiscal year.

         (b) For Death or Disability. If the Executive's employment hereunder terminates due to death or Disability, in lieu of any other payments or benefits, he shall be entitled to (A) the payments referred to in Section 5(a) hereof, (B) receive a monthly payment equal to the sum of (i) Executive's then applicable monthly Base Salary on the date of death or on the date of termination for Disability plus (ii) the quotient of the average annual Incentive Bonus paid or payable pursuant to this Agreement for each calendar year


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completed prior to such termination (such amount for calendar year 2000 being
$125,000) divided by twelve (such monthly payment, the "Monthly Severance Payment") payable for eighteen (18) months following such date (the "Benefits Period"), which Monthly Severance Payment shall be paid to the Executive, or his beneficiary or estate, as applicable, during the Benefits Period, and (C) in the case of termination due to Disability, continuation, at the Company's expense, of the Executive's coverage in any group health plan (which may be provided by payment of COBRA continuation coverage premiums), life insurance, long-term disability and other employee benefit plans or programs, to the extent permissible under the terms of such plans or law, at the level in effect on the Executive's date of termination until the end of the Benefits Period (or shall reimburse Executive during the Benefits Period on a monthly basis an amount equal to the after-tax cost incurred by Executive to secure coverage reasonably equivalent to the coverage Executive enjoyed as an employee under such plans and programs immediately prior to the Benefits Period), provided that if the Company can, pursuant to the terms of the Company's health insurance plan, continue Executive's coverage and participation in the Company's health insurance plan as if he were an eligible employee, the last day of the Benefits Period shall be treated as the date of the Executive's termination of employment solely for the purpose of determining the rights of the Executive (and his eligible dependents, if any) to COBRA continuation coverage and if Executive cannot continue to participate in the Company's health insurance plan as if he were an eligible employee, the date of termination shall be treated as the date of Executive's termination of employment for purposes of COBRA continuation coverage.

         (c) Without Cause or for Good Reason. If the Executive is terminated by the Company without Cause or the Executive terminates for Good Reason, in lieu of any other payments or benefits, the Executive shall be entitled to (i) receive payments of amounts due pursuant to Section 5(a) hereof, (ii) receive the Monthly Severance Payment (calculated at the time of such termination) payable for the 18 calendar month period commencing after the date of his termination of employment (the "Extended Period") paid to Executive during the Extended Period in the same manner as Base Salary was paid prior to the Executive's termination, and (iii) continuation, at the Company's expense, of the Executive's coverage in any group health plan (which may be provided by payment of COBRA continuation coverage premiums), life insurance, long-term disability and other employee benefit plans or programs, to the extent permissible under the terms of such plans or law, at the level in effect on the Executive's date of termination until the end of the Extended Period (or shall reimburse Executive during the Extended Period on a monthly basis an amount equal to the after-tax cost incurred by Executive to secure coverage reasonably equivalent to the coverage Executive enjoyed as an employee under such plans and programs immediately prior to the Extended Period), provided that if the Company can, pursuant to the terms of the Company's health insurance plan, continue Executive's coverage and participation in the Company's health insurance plan as if he were an eligible employee, the last day of the Extended Period shall be treated as the date of the Executive's termination of employment solely for the purpose of determining the rights of the Executive (and his eligible dependents, if any) to COBRA continuation coverage and if Executive cannot continue to participate in the Company's health insurance plan as if he were an eligible employee, the date of termination shall be treated as the date of Executive's termination of employment for purposes of


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COBRA continuation coverage; provided, however, such payments and benefits pursuant to this Section 5(c), to the extent not paid by the Company prior to the occurrence of such event, shall not be due and payable by the Company to Executive if Executive (i) shall violate the provisions of Sections 6, 7 or 8(c) hereof or of clauses (i), (ii) or (iii) of Section 8(b) hereof or (ii) during the Extended Period shall engage in or render any services to or be employed by any Competing Business (hereinafter defined) in the Area (hereinafter defined) in the capacity of officer, managerial or executive employee, director, management consultant or shareholder (other than as the owner of less than five (5%) percent of the shares of a publicly-owned corporation whose shares are traded on a national securities exchange or in the NASDAQ National Market System.

         (d) Compensation upon Voluntary Resignation or For Cause Termination. If (i) Executive shall voluntarily resign for other than "Good Reason," or (ii) the Company shall terminate Executive's employment for Cause, Executive shall be entitled to receive, in lieu of any other payments or benefits, only the amounts required by Section 5(a) hereof.

         (e) Special Vesting of Options and Lapsing of Restricted Stock Restrictions. In the event that Executive's employment pursuant to this Agreement is terminated: (i) by the Company without Cause pursuant to Section 4(b) hereof, (ii) by Executive for Good Reason pursuant to Section 4(c) hereof, or (iii) as a result of death or Disability pursuant to Section 4(a) hereof (each such case referred to herein as a "Qualified Termination"), then the Option and the Restricted Stock granted to Executive pursuant to Section 3(e) hereof shall be deemed to have vested (in the case of the Option) and shall be deemed to be free of restriction (i.e., the "Restriction Period" shall have lapsed) (in the case of the Restricted Stock) with respect to the number of shares of common stock included in such grant or award that would have been vested (in the case of the Option) or free of restriction (in the case of the Restricted Stock) had such Option vested and had the restrictions on the Restricted Stock lapsed on a monthly basis over a 36 month period commencing November 1, 2000, through and until such date of termination.

         (f) Post-Termination Exercise of Vested Options. In the event of a Qualified Termination or any termination of employment occurring following completion of the Original Term, Executive may exercise the portion of the Option that is vested at the time of such termination (including the portion vested in accordance with Section 5(e) hereof, if applicable) until last to occur of (i) the first year anniversary of such date of termination of employment (the "First Anniversary"), or (ii) the "Extended Date" (as defined in the Extended Date Plan approved by the Compensation Committee simultaneously with its approval of this Agreement) applicable to that portion of the shares underlying the Option, if any, irrespective of the provisions generally applicable thereto pursuant to Plan. In the event of termination of employment during the Original Term for any reason that is not a Qualified Termination, Executive may only exercise the vested portion of the Option during the 90-day period following such termination and, if not so exercised within such 90-day period, such Option shall no longer be exercisable.

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     6. Resignation of Offices and Directorships. Effective upon the termination of the Executive's employment with the Company, the Executive shall be deemed to have resigned as an officer, director, trustee and agent, if applicable, of the Company and its affiliates and shall execute any documents required by the Company to evidence the same; provided, however, notwithstanding the foregoing, Executive shall defer any resignation contemplated hereby for a period of up to 90 days following his termination of employment if requested by the Company in order to facilitate any notices, filings, approvals or other procedures necessary or appropriate in connection with Executive's resignation or the appointment of his successor; provided, however, that during any such 90-day period Executive shall not have any material duties or responsibilities on behalf of the Company and its affiliates other than to reasonably cooperate with the Company in complying with such notices, filings, approvals or other procedures.

     7. Return of Company Property. Upon termination of employment hereunder or otherwise, Executive shall immediately return all property which belongs to the Company.

     8. Restrictive Covenants.

         (a) The Executive acknowledges that the covenants herein are necessary to protect the goodwill and other value of the Company and in view of the unique and essential nature of the services the Executive is to perform hereunder, and the irreparable injury that would befall the Company should the Executive breach such covenants. The Executive further acknowledges that (i) his services hereunder are of a special, unique and extraordinary character and that his position with the Company places him in a position of confidence and trust with the customers and employees of the Company and allows him access to Confidential Information (as hereinafter defined), (ii) the type and periods of restrictions imposed by the covenants in this Section are fair and reasonable and that such restrictions will not prevent the Executive from earning a livelihood, (iii) the Company is engaged in the business of owning, operating or managing assisted living facilities and specialty care facilities for the treatment of individuals suffering from Alzheimer's disease; (iv) the Company conducts its business activity in and throughout the Area (as hereinafter defined); and (v) Competing Businesses (as hereinafter defined) are engaged in businesses like and similar to the business of the Company.

         (b) Having acknowledged the foregoing, the Executive covenants and agrees with the Company that, while he is in the Company's employ and for a period of twelve (12) months following his date of termination of employment, he will not, directly or indirectly:

                  (i) disclose or use for his own benefit or the benefit of any other person, except as may be necessary in the performance of his duties hereunder, any Confidential Information disclosed to the Executive or of which the Executive became aware by reason of his employment with or ownership in the Company;



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                  (ii)     actively solicit for employment or assist anyone else
                           in actively soliciting for employment in any Competing Business in the Area any managerial employee of the Company (whether or not such employment is full time or is pursuant to a written contract with the Company); and

                  (iii) for any reason except for (a) termination by the Company without Cause, or (b) termination by Executive that is for "Good Reason", engage in or render any services to or be employed by any Competing Business in the Area in the capacity of officer, managerial or executive employee, director, management consultant or shareholder (other than as the owner of less than five (5%) percent of the shares of a publicly-owned corporation whose shares are traded on a national securities exchange or in the NASDAQ National Market System).

         (c) The Executive agrees that, upon the termination of his employment for any reason whatsoever (whether voluntarily or involuntarily), he will not take with him or retain without written authorization from the Board, and he will promptly deliver to the Company, originals and all copies of all papers, files or other documents containing any Confidential Information and all other property belonging to the Company and in his possession or under his control. Notwithstanding the immediately preceding sentence, the Executive shall be permitted to retain any personal memorabilia belonging to him, notes taken by him as a member of the Board, or any committee thereof, and any other such materials which the Executive deems to be of value to him in the event the same may be needed by the Executive in connection with the defense of any lawsuit, action or proceeding brought against him for any reason whatsoever.

         (d) For purposes of this Agreement, (i) "Area" means a fifty (50) mile radius of any assisted care facility owned, managed or operated by the Company at the time Executive's employment hereunder is terminated; (ii) "Competing Business" means the business of owning, operating or managing assisted living facilities or specialty assisted care facilities for the treatment of individuals suffering from Alzheimer's disease having gross annualized revenues of at least $35 Million or owning, operating or managing, in the aggregate, at least 1,000 beds; and (iii) "Confidential Information" means any and all data and information relating to the business of the Company (whether or not constituting a trade secret) that is, has been or will be disclosed to the Executive or of which the Executive became or becomes aware as a consequence of or though his relationship with the Company and that has value to the Company and is not generally known by its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made without authorization by the Company), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. Confidential Information includes, but is not limited to, information relating to the

Company's financial affairs, processes, services, customers, employees or employees' compensation, research, development, purchasing, accounting or marketing.

         (e) The Executive acknowledges that irreparable loss and injury would result to the Company upon the breach of any of the covenants in this Section and that damages arising out of such breach would be difficult to ascertain. The Executive hereby agrees that, in addition to all other remedies provided at law or in equity and notwithstanding the agreement to arbitrate disputes set forth in Section 11 hereof, the Company may petition and obtain from a court of law or equity both temporary and permanent injunctive relief to prevent a breach by the Executive of any covenant contained in this Section. The parties hereto agree that all references to the Company in this Section shall include, unless the context otherwise requires, all subsidiaries and affiliates of the Company.

     9. Change of Control

         (a) If at any time during the two-year period following a Change in
Control: (1) the Executive's employment hereunder is terminated by the Company (or any successor to the Company employing Executive pursuant to this Agreement) for any reason (including, for this purpose, a termination of Executive's employment by the Company following the non-renewal of this Agreement due to the Company giving a notice of non-renewal pursuant to Section 1 hereof), other than for Cause or Disability or (2) Executive terminates his employment for Good Reason, then (i) Section 8 (other than the provisions of Section 8(b)(i) and (c) hereof, which shall survive) shall not be applicable to the Executive from and after his date of termination, (ii) the Company shall pay the Executive, in lieu of any other payments or benefits, (A) any amounts payable pursuant to Section 5(a) hereof and (B) an amount equal to 36 times the applicable Monthly Severance Payment (calculated at the time of such termination), which amount shall be payable in a single lump sum in cash within thirty (30) days following the date of Executive's termination, and (iii) to the extent that during such thirty-six
(36) month period Executive is not a participant or beneficiary of like or substantially similar benefits afforded by any successor employer of Executive (in which event, the Company's obligation to provide such benefits pursuant to this clause (iii) of Section 9(a) shall cease), Executive, at the Company's expense, shall continue to be a participant in any group health plan (which may be provided by payment of COBRA continuation coverage premiums), and/or life insurance, long-term disability and other employee benefit plans maintained by the Company, to the extent permissible under the terms of such plans or at law, at the level in effect on the Executive's date of termination for a period of thirty-six (36) months following his date of termination (or shall reimburse Executive during such period on a monthly basis an amount equal to the after-tax cost incurred by Executive to secure coverage reasonably equivalent to the coverage Executive enjoyed as an employee under such plans and programs immediately prior to such termination), provided that if the Company can, pursuant to the terms of the Company's health insurance plan, continue Executive's coverage and participation in the Company's health insurance plan as if he were an eligible employee, the last day of such 36 month period shall be treated as the date of the Executive's termination of employment solely for the purpose of determining the rights of the Executive (and his eligible dependents, if any) to

COBRA continuation coverage and if Executive cannot continue to participate in the Company's health insurance plan as if he were an eligible employee, the date of termination shall be treated as the date of Executive's termination of employment for purposes of COBRA continuation coverage. Executive agrees to cooperate with the Company (if it so elects) in securing life and disability insurance coverage to fund, or partially fund, the Company's obligations under this Section 9.

         (b) A Change in Control shall mean the happening of any of the following:

                  (i) Any "person," as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than the Company or any subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company's then outstanding "voting securities"; provided, however, the provisions of this subparagraph (i) shall not apply (and hence no Change of Control shall be deemed to arise pursuant to this subparagraph (i)) (x) if the Company shall be a constituent corporation in a triangular merger if the voting stock of the Company immediately prior to such merger is converted into the voting stock of the parent company of the other constituent corporation in such merger so long as no "person" or "group" (as such terms are used under Section 13(d) and 14 (d) of the Exchange Act, whether or not such sections are applicable) is upon the consummation of such merger the "beneficial owner" (as that term is used under Rules 13d-3 and 13d-5 under the Exchange Act, whether or not such rules are applicable, except that a "person" or "group" shall be deemed to have "beneficial ownership" of all share that he or it has the right to acquire, whether such right is exercisable immediately or only after the passage of time or otherwise), directly or indirectly through one or more intermediaries, of forty percent (40%) or more of the total voting power represented by all of the voting stock of such parent company or (y) to the "beneficial ownership" of voting securities by any person that is an "Exempt Person," as defined in the Rights Agreement dated as of December 10, 1998 between the Company and American Stock Transfer & Trust Company, as amended by each of the Amendments to Rights Agreement dated as of April 26, 2000, and as of May 31, 2000, respectively, and by such amendments to the Rights Agreement as the Company effects in order to comply with its obligations arising pursuant to Section 7.8 of the Purchase Agreement dated as of April 26, 2000 between the Company, RDVEPCO, L.L.C., Group One Investors, L.L.C., and Holiday Retirement 2000, LLC, as amended (such persons, "Exempt Persons");

                  (ii) Individuals who at the beginning of the Original Term are members of the Board, together with any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause
                           (i), (iii) or (iv) hereof) whose election by the Board or nomination by the Board for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, shall cease for any reason to constitute at least a majority of the members of the Board;

                  (iii) The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or, in the case of a triangular merger, by being converted into voting securities of the parent company of the other constituent corporation) more than forty percent (40%) of the combined voting power of the voting securities of the Company, such surviving entity or parent company outstanding immediately after such merger or consolidation or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as defined above in clause (i), but excluding any Exempt Person) acquires more than forty percent (40%) of the combined voting power of the Company's then outstanding securities;

                  (iv) The shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets or any transaction having a similar effect; or

                  (v) RDVEPCO, L.L.C., a Delaware limited liability company ("RVEPCO"), shall sell or transfer to any "person" (as that term is used in Section 13(d) and 14(d) of the Exchange Act) that is not an "affiliate" (as that term is defined in Rule 12b-2 under the

                           Exchange Act) of either RDVEPCO, the Elsa D. Prince Living Trust or RDV Corporation in excess of (x) fifty percent (50%) of the Company's then outstanding shares of Series A 9.75% Cumulative Convertible Pay-In-Kind Preferred Stock (the "Series A Stock") or
                           (y) fifty percent (50%) of the aggregate face amount of the Series A and Series B 9.75% Convertible Pay-In-Kind Debentures held by RDVEPCO as of the date of this Agreement and the person acquiring such debentures from RDVEPCO shall acquire, either contractually or by virtue of its ownership or control of voting securities of the Company, the right to elect an equal or greater number of directors of the Company than RDVEPCO (it being agreed that, as of the date of this Agreement, RDVEPCO holds the right to elect four directors of the Company due to its ownership of a majority of the outstanding shares of the Series A Stock); provided, however, that no conversion or exchange of such preferred stock or debentures for other capital stock or debentures of the Company or of its successor, as contemplated by the respective governing documents of such preferred stock or debentures, shall be deemed a sale or transfer for purposes of this subparagraph
                           (v) of this Section 9(b).

For purposes of this Section 9, "voting securities" shall mean securities of the Company having the right to vote generally on the election of directors of the Company.

         (c) In the event that the payments and other benefits provided to Executive pursuant to this Agreement (i) constitute "parachute payments" within the meaning of Section 280G of the Code and (ii) but for this Section 9(c), such severance and benefits would be subject to the excise tax imposed by Section 4999 of the Code, then Executive's benefits shall be payable either:

                  (x) in full, or

                  (y) in such lesser amount (but not less than zero) which would result in no portion of such payments and other benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of economic benefits under this Agreement. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 9(c) shall be made in writing by KPMG or, if different, by the Company's independent public accountants at such time (the "Accountants"), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this

Section 9(c), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9(c). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9(c).

     10. Exercise Term of Outstanding Options. Effective as of the date of this Agreement, the Company and Executive hereby amend the terms of all outstanding options (and the associated stock option agreements) held by Executive to purchase shares of the Company's common stock, $.01 par value per share (other than the Option to be granted pursuant to Section 3(e) hereof), such that all such options shall, unless previously exercised, expire on January 15, 2001, and all such options shall be so amended without any further action.

     11. Arbitration. Except as provided otherwise in Section 8(e) hereof, any and all disputes or controversies arising out of or relating to this Agreement, shall be resolved by arbitration at the office of the American Arbitration Association nearest to the Company's executive offices at such time before a panel of one arbitrator under the then existing rules and regulations of the American Arbitration Association. The arbitrator will be chosen by mutual agreement by the Executive and the Company. The parties agree that in any such arbitration, the arbitrator shall not have the power to reform or modify this Agreement in any way and to that extent their powers are so limited. The determination of the arbitrator shall be final and binding on the parties hereto and judgment on it may be entered in any court of competent jurisdiction. Except as required by law or as determined to be appropriate disclosure by the Company under applicable securities laws or stock exchange regulations, neither the Company nor Executives shall issue any press release or make any statement which is reasonably foreseeable to become public with respect to any arbitration or dispute between the parties without receiving the prior written consent of the other party to the content of such press release or statement. The Company and the Executive shall share the cost of the arbitration proceeding equally; provided that the arbitrator shall have discretion to award the prevailing party the right to collect from the other party all or a portion, in the discretion of the arbitrator, of the prevailing party's costs and expenses incurred in enforcing the terms of this Agreement, including the prevailing party's portion of the costs of the arbitrator and the arbitration.

     12. Miscellaneous.

         (a) Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Executive, his executor, administrator, heirs, personal representatives and assigns, and upon the Company and its successors and assigns; provided that the obligations and duties of the Executive may not be assigned or delegated.

         (b) Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Wisconsin, without giving effect to principles of conflicts of laws.

         (c) Invalid Provisions. The parties hereto agree that the agreements, provisions and covenants contained in this Agreement (including, without limitation, the agreements, provisions and covenants contained in Section 8 hereof) are several and divisible, that none of such agreements, provisions or covenants depends upon any other provision, agreement or covenant for its enforceability, and that each such agreement, provision, and covenant constitutes an enforceable obligation between the Company and the Executive. Consequently, the parties hereto agree that neither the invalidity nor the unenforceability of any agreement, provision or covenant of this Agreement shall affect the other agreements, provisions or covenants hereof, and this Agreement shall remain in full force and effect and be construed in all respects as if such invalid or unenforceable agreement, provision or covenant were omitted.

         (d) Assignment. Except as otherwise provided in this Section, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by the Executive, and shall be assignable by the Company only to any corporation or other entity resulting from the reorganization, merger or consolidation of the Company with any other corporation or entity or any corporation or entity to or with which the Company's business or substantially all of its business or assets may be sold, exchanged or transferred, and it must be so assigned by the Company to, and accepted as binding upon it by, such other corporation or entity in connection with any such reorganization, merger, consolidation, sale, exchange or transfer (the provisions of this sentence also being applicable to each successive such transaction).

         (e) Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning of interpretation of this Agreement.

         (f) No Mitigation; No Offset. In the event of the termination of Executive's employment, he shall be under no obligation to seek other employment and there shall be no offset against any amounts due to the Executive hereunder on account of any remuneration the Executive may obtain from any subsequent employment (except as expressly provided in Section 9(a)(iii) hereof). Any amounts due the Executive hereunder upon termination are in the nature of liquidated damages, and not in the nature of a penalty.

         (g) Legal Fees. Each party hereto shall be responsible for its legal fees incurred in connection herewith; provided, however, that the Company shall reimburse the Executive for the reasonable legal fees and expenses incurred by Executive in connection with the preparation of this Agreement in an amount not to exceed $5,000.00.

         (h) Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or deposited in the United

States mail, first class, registered mail, return receipt requested, with proper postage prepaid, and

                 If to the Executive, addressed to:

                 Mark W. Ohlendorf
                 30868 West Overlook Court
                 Pewaukee, Wisconsin 53072

                 If to the Company, addressed to:

                 Alterra Healthcare Corporation
                 10000 Innovation Drive
                 Milwaukee, Wisconsin 53226
                 Attn: Chief Executive Officer and Chairman of the Compensation
                       Committee of the Board of Directors

                 with a copy to:

                 Rogers & Hardin LLP
                 2700 International Tower, Peachtree Center
                 229 Peachtree Street, N.E.
                 Atlanta, Georgia 30303
                 Attn:  Alan C. Leet, Esq.

or at such other place or places or to such other person or persons as shall be designated in writing by the parties hereto in the manner provided above for notices.

         (i) Facsimile Signature; Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         (j) Waiver. The waiver by either party hereto of a breach of any provision, agreement or covenant of this Agreement by the other party hereto shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision, agreement or covenant by such other party hereto.

         (k) Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement and is the complete and exclusive statement thereof notwithstanding any representation or statements to the contrary heretofore made and supersedes the Prior Agreement. This Agreement may be modified only by written instrument signed by each of the parties hereto.

         (l) Taxes. Any amounts payable to the Executive hereunder shall be paid to the Executive subject to all applicable taxes required to be withheld by the Company pursuant to federal, state or local law. The Executive or his beneficiary, if applicable, shall be solely responsible for all taxes imposed on the Executive or his beneficiary by reason of his receipt of any amounts of compensation or benefits payable to the Executive hereunder.

     IN WITNESS WHEREOF, the Executive has duly executed, and the Company has caused this Agreement to be duly executed by its duly authorized officer, and the parties have caused this Agreement to be delivered, all as of the day and year first written above.

                         ALTERRA HEALTHCARE CORPORATION


                         By:  /s/ Steven L. Vick
                            ---------------------------------------------------
                            STEVEN L. VICK
                            Chief Operating Officer


                         EXECUTIVE:


                              /s/ Mark W. Ohlendorf
                         ------------------------------------------------------
                         MARK W. OHLENDORF